EXHIBIT 99.1

INVESTOR CONFERENCE CALL

Thursday, April 13, 2006

11:00 AM EST

OPERATOR:

Good morning and welcome to this morning’s Massey Energy conference call. A replay of the conference call will be available beginning approximately one hour after the end of this conference, accessible on Massey Energy Company’s website at www.masseyenergyco.com. A telephone replay will also be available through May 15, 2006, at the following replay numbers: for domestic calls the toll free number is (800) 642-1687 or for toll international the number is (706) 645-9291.

Today’s call contains copyrighted material. It may not be recorded or rebroadcast without Massey Energy Company’s express permission. Your participation in our call implies consent. Please disconnect if you do not agree with these terms.

All lines have been placed on mute to prevent any background noise. After the speakers remarks there will be a question and answer session.

I will now turn the call over to Katharine Kenny, Massey Energy’s Vice President of Investor Relations. Please go ahead, Ms. Kenny.

KATHARINE:

Thank you and good morning. Don Blankenship, our Chairman and CEO will begin today with opening remarks and then we will open our call to your questions. Also joining us on the call today in Richmond are Baxter Phillips, our Chief Administrative Officer and Eric Tolbert, our Chief Financial Officer, and Tom Dostart, our General Counsel.

Let me remind you that the statements made in this presentation that are not historical in nature, are forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current factual information and certain assumptions, which management currently believes to be reasonable.

Actual results will depend on factors outside the Company’s control that could cause actual results to differ materially from those expressed in this presentation. Information concerning those factors is available in the Company’s 2005 Annual Report on Form 10-K and subsequently filed interim reports. In providing projections and other forward-looking statements, the Company does not make, and specifically disclaims, any undertaking or obligation to update them.

Let me also remind you that Massey plans to release its first quarter 2006 earnings after the market close on Thursday, April 27 and we will hold our earnings conference call on Friday, April 28 at 11:00 a.m. Eastern Time. We plan to e-mail the call-in and replay numbers early next week. In addition, our 2005 Annual Meeting of Shareholders is scheduled for May 16 here in Richmond.

Now I will turn the call over to Don Blankenship.

DON:

Good morning and thank you for joining us this morning.

We chose to schedule today’s call as a means of communicating to all of our shareholders and to afford each of you an opportunity to ask us questions. I’ll begin by sharing some of our thoughts and then open the call for your comments. As evidenced by some of the actions we took in 2005, we remain actively focused on engaging our investors in dialogue and in soliciting your recommendations. We invite you to share your comments and concerns with us here today or by telephone following the call.

Let me first give you a brief update. As we expected, we shipped approximately 10 million tons in the first quarter and although our revenue per ton appears to be pennies below our forecast, our results are expected to fall within the range we outlined in our February 28th press release. Our shippable inventory increased by over 600,000 tons in the quarter as Norfolk Southern rail service was extremely poor. Despite the Aracoma longwall being down, production for the quarter of over 10 million tons supports our projection of 44 to 47 million tons for the full year. Our expected 2006 average price per ton remains at $50 and cash costs in the range of $37 - $40 per ton.

We are pleased to report that one of the continuous miner sections at the Aracoma mine began production last week. The other miner section and the longwall itself remain idle as the investigation by the federal MSHA authorities and state authorities, as well as our own internal investigation, continues.

As to other significant, ongoing efforts, the Twilight dragline remains on schedule for an August start-up. The Kepler mine rehab start-up effort is continuing and the Coalgood surface mine has begun production.

Despite being in the typically slower sales months of the year, coal market fundamentals remain strong and pricing for Central Appalachia coal has remained steady, even after a warm winter. In the last few weeks, we have completed several contracts for export metallurgical coal in line with our previous expectations, FOB mine per short ton prices in the high $70s to low $80s. In a moment, I will ask Baxter to provide you with more detail as to our 2007 and 2008 sales status.

Although costs for all Central Appalachia coal producers have increased, we are confident that Massey remains a low cost producer. We continue to project an improvement in cash costs, revenue per ton and labor productivity during the second half of the year. Our labor turnover rate appears to have declined in recent weeks.

Regarding revenue per ton, our contracts continue to roll off. We are projecting that our per ton realization will increase in each of the remaining quarters this year and again in 2007. For 2006, revenue is negatively impacted by about $250 million due to old market contract prices. In 2007, old contracts will depress revenue by about $100 million.

Massey expects to continue increasing its Central Appalachia coal market share. Our reserve base, acquired over the past 20 years, is approximately equal to the next five largest area reserve holders combined. We estimate that Massey controls 1/3 of all the reserves in Central Appalachia, approximately 2.2 billion tons, and this provides us with a significant competitive advantage. In fact, we do not expect to see a meaningful decline in the mineability of our current active operations. While other Central Appalachian producers will likely struggle to maintain volume, we believe Massey will continue to grow.

We believe that shareholder value will best be increased by continuing the strategy of the current management and Board of Directors. Perhaps Massey’s strategy can best be broadly described as controlled steady growth and responsible fiscal management.

Our Board regularly reviews strategic options for increasing shareholder value. We believe there will be growth and acquisition opportunities in Central Appalachia for increasing shareholder value just as there have been since many of our current management team members were put in place in 1990.

Regarding stock buybacks, last year we achieved a diluted share reduction of 6.8 million shares or 7.6% of our then fully diluted share count. This is more than twice the 3.2% average S&P 500 companies are estimated to have repurchased in 2005. This year and next, we also expect to implement our share repurchase program with free cash flow.

The Massey Board has previously approved a stock repurchase plan of $500 million. It is our objective to begin share repurchases later this year, using free cash flow, as market conditions warrant and our existing covenants permit. Our Board does not support, however, the use of additional debt for share repurchases given the negative impact on our balance sheet, debt rating, costs and risk profile and the limitation such additional debt might place on our future growth opportunities.

When you receive our 2005 annual report, I would draw your attention to the balance sheet on page 8, which has been adjusted for clarity with information found in the financial footnotes. We encourage you to compare our adjusted balance sheet to other coal producers. The low level of Massey’s “legacy” liabilities, which is the result of our continued focus on these liabilities, is often overlooked as a significant Massey advantage. Compared to some major competitors, we expect more cash flow to be available to increase long-term shareholder value. Unlike many American corporations, our pension plan is fully funded.

You will soon receive your proxy materials and, among other things, you will be asked to elect three directors. Our Board has nominated three independent and highly qualified individuals who currently serve on our Board. As you may know, Third Point LLC, has also proposed what we judge to be two less experienced director nominees in opposition to ours. We believe that a change in the composition of our Board is not in the best interest of creating an increase in shareholder value.

Let me note that we have a very independent board. Our lead independent director and the chairmen of each committee are strong individuals in their own right, as those of you who know them would agree. They will respond to serious questions that you submit under the concept of full disclosure.

As will be noted in our final proxy materials, our Board nominees have a variety of experience that we believe provides us with a needed knowledge of financial, mining, medical, and academic disciplines.

James B. Crawford, who serves as a consultant to an international coal company presently, and was the founder and previous Chairman and CEO of James River Coal Company;

Dr. John C. Baldwin, President and CEO of the CBR Institute for Biomedical Research; and

Chancellor E. Gordon Gee, Chancellor of Vanderbilt University.

We ask that you carefully consider the proxy materials and request your support for these nominees. A vote for our nominees will ensure a continuation of the approaches that have built Massey into the leading Central Appalachian coal producer and reserve holder and will preserve our future potential. While coal production can never be completely predictable, and all producers meet short-term bumps in the road, Massey has positioned itself for growth - in profitability and free cash flow - while maintaining its financial strength.

Thank you for your attention and support. Now let me turn the call over to Baxter for the 2007 and 2008 sales status. Then we will open the phone lines for your comments and questions.

BAXTER:

Sales commitments for 2007 currently total approximately 33 million tons, with an average realization on priced tons of $51 per ton. Commitments include approximately 25 million tons of priced utility and industrial steam coal and about 5 million tons of priced metallurgical coal. Approximately 3 million of the committed tons remain unpriced. The Company expects to ship approximately 10 million tons of metallurgical coal in 2007.

Sales commitments for 2008 total nearly 14.5 million tons, of which approximately 11 million tons (9 million steam coal and 2 million metallurgical coal) are priced at an average realization of approximately $53 per ton. Approximately 3.5 million of the committed tons remain unpriced.

Operator, now we will take questions and comments.

OPERATOR:

Thank you. If you have a question or a comment, you may signal us by pressing “Star 1” on your telephone keypad at this time (press “Star 2” to cancel). Once again, press “Star 1” on your telephone keypad if you would like to ask a question or make a comment or press “Star 2” to cancel. We will pause for just a moment to assemble the roster.

Our first question comes from …….

(QUESTION AND ANSWER SESSION)

Now I’ll turn the program back to Ms. Kenny.

KATHARINE:

That concludes our conference call today. We very much appreciate your participation and your support of Massey Energy. Please call me with your follow up comments or questions.

OPERATOR:

That concludes today’s Massey Energy Company conference call. Once again, thank you for your participation.

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Important Information

The Company has filed with the Securities and Exchange Commission a preliminary Proxy Statement in connection with its 2006 Annual Meeting of Shareholders, and advises its security holders to read the important information contained therein. Security holders may obtain a free copy of the preliminary Proxy Statement and other documents that the Company files with the SEC at the SEC’s website at http://www.sec.gov. The preliminary Proxy Statement and these other documents may also be obtained free of charge from the Company’s website at www.masseyenergyco.com, or by directing a request to Massey Energy Company, Attention: Investor Relations, P.O. Box 26765, Richmond, VA 23261.

Certain Information Regarding Participants

The Company, its directors and certain officers may be deemed to be participants in the solicitation of the Company’s security holders in connection with its 2006 Annual Meeting of Shareholders. Security holders may obtain information regarding the names, affiliations and interests of such individuals in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and its preliminary Proxy Statement dated March 31, 2006, each of which is filed with the SEC.